Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT dated as of June 10, 2018 (this “Agreement”) is made and entered into among Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Parent”), World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Berkshire Hathaway Inc., a Delaware corporation (the “Stockholder”), on behalf of itself and its subsidiaries listed on Exhibit A (together with the Stockholder, the “Stockholder Entities”), in the Stockholder Entities’ capacity as stockholders of USG Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Stockholder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended, supplemented, modified or extended from time to time, the “Merger Agreement”) providing for, among other things, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not defined in this Agreement will have the respective meanings set forth in Exhibit B.

WHEREAS, the Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) the number of shares of the common stock, par value $0.10 per share, of the Company (“Common Stock”) set forth on Exhibit A (such shares, the “Subject Shares”).

WHEREAS, Parent, Merger Sub and the Stockholder desire to set forth their understanding and agreement with respect to the voting of the Subject Shares in connection with the adoption of the Merger Agreement and in connection with certain other matters as provided in this Agreement.

WHEREAS, the Board of Directors of the Company has approved the execution of this Agreement by Parent, Merger Sub and the Stockholder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.    Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 5 (the period from the date of this Agreement to the date of such termination, the “Term”), the Stockholder covenants and agrees with Parent and Merger Sub as follows:

(a)    At the meeting of the stockholders of the Company called, convened and held for the purpose of obtaining the approval of the Company’s stockholders for the adoption of the Merger Agreement (the “Stockholders Meeting”) (including any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval (including by written consent) with respect to the Merger or the Merger Agreement, the Stockholder will vote (or cause to be voted) all of the Subject Shares then beneficially owned by the Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger and the consummation of all of the transactions contemplated thereby.

(b)    At the Stockholders Meeting (or at any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval (including by written consent), the Stockholder will vote (or cause to be voted) all of the Subject Shares then beneficially owned by the Stockholder against (i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Stockholder under this Agreement or (ii) any Acquisition Proposal, whether or not constituting a Superior Proposal.

(c)    The Stockholder agrees to be present (in person or by proxy) or to cause the holder or holders of record of all of the Subject Shares on any applicable record date (each, a “Record Holder”) to be present (in person or by proxy) at the Stockholders Meeting (including any adjournment or postponement thereof) and all other meetings of the stockholders of the Company called to vote on any matter contemplated by this Agreement or the Merger Agreement so that all of the Subject Shares will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause each Record Holder to vote all of the Subject Shares in the manner required by this Agreement.

(d)    AS SECURITY FOR THE PERFORMANCE OF THE OBLIGATIONS OF THE STOCKHOLDER PROVIDED FOR IN THIS AGREEMENT, THE STOCKHOLDER HEREBY GRANTS TO PARENT AND MERGER SUB OR THEIR RESPECTIVE DESIGNEE, ACTING TOGETHER OR SEVERALLY AND WITH FULL POWER OF SUBSTITUTION, AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES AS PROVIDED IN THIS AGREEMENT DURING THE TERM OF THIS AGREEMENT. THE STOCKHOLDER AGREES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND WILL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH OTHER INSTRUMENTS NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SUBJECT SHARES AND AGREES NOT TO GRANT ANY PROXY THAT CONFLICTS WITH THE PROXY GRANTED TO PARENT AND MERGER SUB IN THIS AGREEMENT. THIS IRREVOCABLE PROXY WILL AUTOMATICALLY TERMINATE UPON TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.

(e)    THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS WHICH THE STOCKHOLDER MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER, INCLUDING UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WITH RESPECT TO THE MERGER, THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 2.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

(a)     The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations under this Agreement will not, require clearance, consent, approval, Order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority, except for applicable requirements, if any, under the Exchange Act.

(c)    There is no Proceeding pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder before any Governmental Authority that, if adversely determined against the Stockholder, would prevent, impair or materially delay the ability of the Stockholder to perform its obligations hereunder.

(d)    No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

Section 3.    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Stockholder as of the date of this Agreement as follows:

(a)    Parent is a limited partnership (Kommanditgesellschaft) duly organized, validly existing and in good standing under the Laws of Germany. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each of Parent and Merger Sub has the requisite limited partnership or corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement, and the performance by Parent and Merger Sub of their obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of the on the part of Parent or Merger Sub. This Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations under this Agreement will not (i) conflict with any provisions of the Constituent Documents of Parent, (ii) violate any Law or Order applicable to Parent, or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which Parent is a party.

(d)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations under this Agreement will not, require clearance, consent, approval, Order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the securities Laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL or any other applicable Law.

Section 4.    Additional Covenants of the Stockholder.

(a)    The Stockholder will furnish to Parent and Merger Sub all information required to be included in the Proxy Statement, any required Schedule 13D filing and any other filings required to be made by Parent, Merger Sub or the Company under the Exchange Act or pursuant to the rules and regulations promulgated by the SEC in connection with the transactions contemplated by this Agreement and the Merger Agreement to the extent specifically relating to Stockholder.

(b)    All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such expense, whether or not the transactions contemplated by the Merger Agreement are consummated.

Section 5.    Termination. This Agreement will terminate, no Party will have any further rights or obligations hereunder and this Agreement will become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, (c) five Business Days after delivery of written notice of termination by the Stockholder to the Parent if after the date of this Agreement any Acquisition Proposal has been publicly announced or otherwise becomes publicly known, (d) the date of any material modification, amendment or waiver of or to the Merger Agreement as in effect as of the date of this Agreement, which the Stockholder believes has an adverse effect on the consideration payable to stockholders of the Company upon consummation of the Merger, (e) September 1, 2019, and (f) the mutual written agreement of the Parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 5, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided that nothing in this Section 5 will relieve any Party of liability for any breach of this Agreement occurring prior to the effective date of the termination of this Agreement.

Section 6.    General Provisions.

(a)    All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt or (b) on the third Business Day following the date of dispatch if delivered by a recognized express courier service. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

Gebr. Knauf KG

Am Bahnhof 7

97346 Iphofen

Federal Republic of Germany

Facsimile:       +49 9323 31 470

Attention:        Jörg Schanow

                         General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

United States of America

Facsimile: (312) 861-2899

Attention:         Craig Roeder

                          Thomas Hughes

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

United States of America

Facsimile: (212) 848-7179

Attention:          Robert Masella

                           Grace Jamgochian

If to the Stockholder, to:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Facsimile: (402) 346-3375

Attention:         Todd A. Combs

with a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP

350 S. Grand Avenue, 50th Floor

Los Angeles, California 90071

United States of America

Facsimile: (213) 683-5104

Attention:         Robert E. Denham

                          Judith T. Kitano

(b)    This Agreement (including the Exhibits) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever.

(c)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(d)    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(e)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. In the event that either Party seeks to amend this Agreement, such Party will provide written notice of such proposed amendment, including a copy of such proposed amendment, to the Company concurrently with the delivery of any similar notice with respect to such proposed amendment (or, in the case of any oral communication with respect to such proposed amendment, promptly after such oral communication) to the other Party hereunder.

(f)    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties or any of them.

(g)    The Parties may to the extent legally permitted (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights. In the event that a Party seeks a waiver or intends to grant a waiver under this Agreement, such Party will provide written notice of such proposed waiver, including a reasonable description of such waiver, to the Company concurrently with the delivery of any similar notice with respect to such proposed waiver (or, in the case of any oral communication with respect to proposed such waiver, promptly after such oral communication) to the other Parties hereunder.

(h)    THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(i)    The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and irrevocably waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such Proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by Law will be valid and sufficient service. The Parties agree that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(j)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 6(j).

(k)    The provisions of this Section 6 are not intended and will not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or any other United States Governmental Authority, other than solely for purposes of any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

(l)    The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 6(i) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

(m)    The language in this Agreement is to be construed in all cases according to its plain meaning. Parent, Merger Sub and the Stockholder acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits) and not to any particular provision of this Agreement, and all Section and Exhibit references are to this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date unless otherwise expressly specified. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(n)    This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument.    This Agreement will become effective when each Party has received counterparts signed and delivered (by facsimile or otherwise) by the other Parties.

[Signature page follows.]

* * * * *

IN WITNESS WHEREOF, the Parties have executed and deliver this Agreement on the date first written above.

GEBR. KNAUF KG

By:	/s/ Alexander Knauf
Name:	Alexander Knauf
Title:	General Partner

By:	/s/ Manfred Grundke
Name:	Manfred Grundke
Title:	General Partner

WORLD CUP ACQUISITION CORPORATION

By:	/s/ Jörg Schanow
Name:	Jörg Schanow
Title:	President

[Signature Page to Voting Agreement]

BERKSHIRE HATHAWAY INC.

By:	/s/ Todd A. Combs
Name:	Todd A. Combs
Title:	Investment Officer

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Entities and Ownership of Subject Shares

Name of the Stockholder Entity	Number of Subject Shares Beneficially Owned by Stockholder Entity
National Indemnity Company	39,002,016
Berkshire Hathaway Life Insurance Company of Nebraska	14,035,088
Berkshire Hathaway Assurance Corporation	7,894,736
General Re Corporation	4,385,964
General Reinsurance Corporation	4,385,964
General Re Life Corporation	4,385,964

Ex. A

Exhibit B

Certain Defined Terms

The following terms shall have the respective meanings ascribed to them in the Merger Agreement as in effect as of the date of this Agreement:

Acquisition Proposal

Business Day

Constituent Documents

Contract

Effective Time

Exchange Act

Governmental Authority

HSR Act

Law

Order

Person

Proceeding

Proxy Statement

SEC

Superior Proposal

Ex. B